UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	68-0397820
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered

Preferred Share Purchase Rights	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

None

Securities to be registered pursuant to Section 12(g) of the Act:

None

This Form 8-A/A Amendment No. 2 amends and restates the information set forth in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2002 by BioMarin Pharmaceutical Inc., a Delaware corporation, as subsequently amended pursuant to the Registration Statement on Form 8-A/A Amendment No. 1 filed with the SEC on August 8, 2003 (as amended, the “Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered.

On May 30, 2012, BioMarin Pharmaceutical Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of February 27, 2009, between the Company and Computershare Shareowner Services LLC (formerly Mellon Investor Services LLC), as Rights Agent (the “Rights Agreement”).

As a result of the Amendment, (i) the rights to purchase Series B Junior Participating Preferred Stock of the Company (the “Rights”) pursuant to the Rights Agreement expired at 3:59 p.m. (Eastern Time) on May 30, 2012 (the “Final Expiration Date”) and there no longer will be a Right associated with each outstanding share of the Company’s common stock after the Final Expiration Date, (ii) the Rights Agreement expired on the Final Expiration Date, and (iii) no person will have any rights pursuant to the Rights Agreement.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the description and full text of the Rights Agreement, which was filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on February 27, 2009, which is incorporated herein by reference.

Item 2.	Exhibits.

4.1*	Amended and Restated Rights Agreement, dated as of February 27, 2009, between BioMarin Pharmaceutical Inc., a Delaware corporation, and Mellon Investor Services LLC, a New Jersey limited liability company as Rights Agent (which includes the form of Certificate of Designation, Preferences and Rights of the Series B Junior Participating Preferred Stock of BioMarin Pharmaceutical Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C).

4.2	Amendment No. 1 to Rights Agreement, dated as of May 30, 2012, between BioMarin Pharmaceutical Inc., a Delaware corporation, and Computershare Shareowner Services LLC (formerly Mellon Investor Services LLC), a New Jersey limited liability company, as Rights Agent.

* Previously filed with the Securities and Exchange Commission on February 27, 2009 as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ G. Eric Davis
Name: G. Eric Davis
Title: Senior Vice President, General Counsel and Secretary

Date: May 30, 2012

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and Restated Rights Agreement, dated as of February 27, 2009, between BioMarin Pharmaceutical Inc., a Delaware corporation, and Mellon Investor Services LLC, a New Jersey limited liability company as Rights Agent (which includes the form of Certificate of Designation, Preferences and Rights of the Series B Junior Participating Preferred Stock of BioMarin Pharmaceutical Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C).

4.2	Amendment No. 1 to Rights Agreement, dated as of May 30, 2012, between BioMarin Pharmaceutical Inc., a Delaware corporation, and Computershare Shareowner Services LLC (formerly Mellon Investor Services LLC), a New Jersey limited liability company, as Rights Agent.

* Previously filed with the Securities and Exchange Commission on February 27, 2009 as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated herein by reference.